Exhibit 99.1

FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC.

TO REPORT 2012 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

ON OR ABOUT SEPTEMBER 28TH

PINGDINGSHAN, China – September 17, 2012 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq: SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced that it plans to issue its financial results for the 2012 fourth quarter and year ended June 30, 2012 on or about September 28, 2012. The Company will also host a conference call to discuss its financial results, and will announce the date and other information for the call in a separate news release.

As of December 30, 2011, the last business day of the Company’s most recently completed second fiscal quarter, the aggregate market value of the voting stock held by non-affiliates of the Company was approximately $32.5 million based on a closing price of $2.26 per share of common stock as reported on such date. As a result, for the fiscal year ended June 30, 2012, SinoCoking will not be filing as an accelerated filer but rather as a smaller reporting company, and the deadline for filing its Annual Report on Form 10-K for fiscal 2012 is September 28, 2012.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company and Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd, Baofeng Shuangri Coal Mining Co., Ltd., Baofeng Shunli Coal Mining Co., Ltd. and Baofeng Xingsheng Coal Mining Co., Ltd.

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Contact:
SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati / lcati@equityny.com / (212) 836-9611
sinocoking@sina.com	Linda Latman / llatman@equityny.com / (212) 836-9609
www.sinocokingchina.com	www.theequitygroup.com

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